EXHIBIT 99.1


                 MERCER INTERNATIONAL INC. ANNOUNCES CFO CHANGE


     NEW  YORK,  New  York,  June  10, 2003 - Mercer International Inc. (Nasdaq:
MERCS, TSX: MRI.U Nasdaq-Europe: MERC GR) announces that Maarten Reidel, its Chief Financial Officer since December 2002 and a trustee, and the board have agreed that he shall resign from all positions with the Company as a result of a criminal investigation in Germany relating to Ision Internet AG and various of its former officers and directors, including Mr. Reidel who was previously its Chief Financial Officer until about February 2002.

     The board and Mr. Reidel determined that he could not fulfill his duties to the Company while the investigation is pending.

     The Company has commenced a search for a replacement chief financial officer. In the interim, the Company's former CFO, Ian Rigg, chartered accountant, who was with the Company for approximately three years, will resume such duties on a temporary basis.

     Mr. Jimmy Lee, the Chief Executive Officer of Mercer, said: "Maarten was our CFO for only a short six-month period and we do not expect his departure to affect the Company's operations. Ian's previous time with us and his understanding of our business will assist the transition."

ABOUT  MERCER  INTERNATIONAL  INC.

     Mercer International Inc. is a European pulp and paper manufacturing company.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause Mercer's actual results in future periods to differ materially from forecasted results. For a list and description of such risks and uncertainties, see Mercer's reports filed with the Securities and Exchange Commission.


Contact:

     Mercer  International  Inc.
     Jimmy  S.H.  Lee,  (41)  43  344-7070
          or
     FD  Morgen-Walke
     Investors:
     Eric  Boyriven/Paul  Johnson,
     212/850-5600


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